As filed with the Securities and Exchange Commission on October 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HarborOne Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	81-1607465
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

770 Oak Street, Brockton, Massachusetts	02301
(Address of Principal Executive Offices)	(Zip Code)

HarborOne Bancorp, Inc. 2020 Equity Incentive Plan

(Full title of the plan)

James W. Blake

Chief Executive Officer

HarborOne Bancorp, Inc.

770 Oak Street

Brockton, Massachusetts 02301

(Name and address of agent for service)

(508) 895-1000

(Telephone number, including area code, of agent for service)

With copies to:

Samantha M. Kirby, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Include by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum		Amount of
Title of Each Class of	Amount to be		Offering Price Per		Aggregate Offering		Registration
Securities to be Registered	Registered		Share		Price		Fee
Common stock, $0.01 par value per share	4,500,000	(1)	$8.06	(2)	36,270,000	(2)	$3,957.06

(1)	This Registration Statement relates to 4,500,000 shares of common stock of HarborOne Bancorp, Inc. that may be issued pursuant to the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the registration fee. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low sale prices of HarborOne Bancorp, Inc.’s common stock as reported on the NASDAQ Global Select Market on October 1, 2020.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Items 1 and 2.

The documents containing the information for the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by HarborOne Bancorp, Inc. (the “Company”) with the SEC are incorporated by reference in this Registration Statement, as of their respective dates:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (as filed with the SEC on March 13, 2020);

(b) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 (as filed with the SEC on May 5, 2020) and June 30, 2020 (as filed with the SEC on August 7, 2020);

(c) the Company’s Current Reports on Form 8-K filed with the SEC on March 19, 2020, March 20, 2020, April 1, 2020, June 26, 2020, July 1, 2020, August 13, 2020, September 3, 2020, September 28, 2020 and (two filings) October 1, 2020; and

(d) the description of the Company’s common stock (the “Common Stock”) contained in the Registration Statement on Form S-1, filed with the SEC on March 11, 2019.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item. 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 6.5 and 6.6 of the Company’s Articles of Organization set forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such:

Section 6.5.          Indemnification of Directors and Others.

(a)          Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “Proceeding”), by reason of the fact that he or she is or was (a) a Director of the Corporation, or (b) serving, at the request of the Corporation as evidenced by a resolution of the Board of Directors prior to the occurrence of the event to which the indemnification relates, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such persons described in (a) and (b) are sometimes hereinafter referred to as an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as such a Director or officer of the Corporation or as such other director, officer, employee or agent or in any other capacity while serving as such a Director or officer of the Corporation or as such other director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Massachusetts Business Corporation Act (the “MBCA”), as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, but not limited to, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be such a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 6.5(c) with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 6.5 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that, if the MBCA so requires, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Corporation of an undertaking made in accordance with the MBCA (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, which shall include, without limitation, an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 6.5 or otherwise.

(b)          Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to an Advancement of Expenses, to any officer, employee or agent of the Corporation to the fullest extent of the provisions of this Section 6.5.

(c)          Right of Indemnitee to Bring Suit. If a claim under this Section 6.5 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time hereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the MBCA. In addition, in any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met the applicable standard of conduct set forth in the MBCA. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the MBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or Shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Section 6.5 or otherwise shall be on the Corporation.

(d)          Non-Exclusivity of Rights. The rights to indemnification and to Advancement of Expenses conferred in this Section 6.5 shall not be exclusive of any other right which any person may have or hereafter acquire under these By-laws, the Articles of Organization or any statute, agreement, vote of Shareholders or of disinterested Directors or otherwise.

(e)          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MBCA. The Corporation’s obligation to provide indemnification under this Section 6.5 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

(f)          Amendments. Without the consent of a person entitled to the indemnification and other rights provided in this Section 6.5 (unless otherwise required by the MBCA), no amendment modifying or terminating such rights shall adversely affect such person’s rights under this Section 6.5 with respect to the period prior to such amendment.

(g)          Savings Clause. If this Section 6.5 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any liabilities and expenses with respect to any proceeding to the fullest extent permitted by any applicable portion of this Section 6.5 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(h)          Compliance with Law. Notwithstanding anything herein to the contrary, any indemnification hereunder shall be provided only to the extent permitted by 12 U.S.C. Section 1828(k) and the regulations issued thereunder.

Section 6.6. Limitation of Liability of Directors.

(a)          Limitation of Liability. No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any provision of law imposing such liability; provided, however, that this Section 6.6 shall not eliminate or limit any liability of a Director (a) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of Chapter 156D of the Massachusetts General Laws or (d) with respect to any transaction from which the Director derived an improper personal benefit.

(b)          Amendment. No amendment or repeal of this Section 6.6 shall adversely affect the rights and protection afforded to a Director of this Corporation under this Section 6.6 for acts or omissions occurring prior to such amendment or repeal. If the Massachusetts General Laws is hereafter amended to further eliminate or limit the personal liability of Directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the Directors of this Corporation shall be eliminated or limited to the fullest extent permitted by the Massachusetts General Laws as so amended.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index attached hereto and incorporated herein by reference.

Item 9. Undertakings.

The Company hereby undertakes:

(a)          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

4.1	Articles of Organization of HarborOne Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 11, 2019)

4.2	By-Laws of HarborOne Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 11, 2019)

4.3	Form of Common Stock Certificate of HarborOne Bancorp, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 11, 2019)

5.1	Opinion of Goodwin Procter LLP

10.1	HarborOne Bancorp, Inc. 2020 Equity Incentive Plan (incorporated by reference to the Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 1, 2020)

10.2	Form of Restricted Stock Award Agreement under the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan

10.3	Form of Non-Qualified Stock Option Award Agreement for Non-Employee Directors under the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan

10.4	Form of Non-Qualified Stock Option Award Agreement for Employees under the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan

10.5	Form of Incentive Stock Option Agreement under the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan

10.6	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors under the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan

10.7	Form of Restricted Stock Unit Award Agreement for Employees under the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan

23.1	Consent of Wolf & Company, P.C.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brockton, Commonwealth of Massachusetts, on this 5th day of October, 2020.

HarborOne Bancorp, Inc.

By:	/s/ James W. Blake
James W. Blake
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of HarborOne Bancorp, Inc. hereby severally constitute and appoint James W. Blake and Joseph F. Casey, and each of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said James W. Blake and Joseph F. Casey, and each of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-8 relating to the offering of the Company’s Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the Registration Statement and any and all amendments thereto; and we hereby approve, ratify and confirm all that said James W. Blake and Joseph F. Casey, and each of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Director
/s/ James W. Blake	(Principal Executive Officer)	October 5, 2020
James W. Blake
Chief Financial Officer
(Principal Accounting and Financial
/s/ Linda H. Simmons	Officer)	October 5, 2020
Linda H. Simmons
President and Chief Operating Officer
/s/ Joseph F. Casey	and Director	October 5, 2020
Joseph F. Casey

/s/ Michael J. Sullivan, Esq.	Chairman of the Board	October 5, 2020
Michael J. Sullivan, Esq.

/s/ Joseph F. Barry	Director	October 5, 2020
Joseph F. Barry

/s/ Mandy L. Berman	Director	October 5, 2020
Mandy L. Berman

David P. Frenette, Esq.	Director	October 5, 2020
David P. Frenette, Esq.

/s/ Gordon Jezard	Director	October 5, 2020
Gordon Jezard

/s/ Barry R. Koretz	Director	October 5, 2020
Barry R. Koretz

/s/ Timothy R. Lynch	Director	October 5, 2020
Timothy R. Lynch

/s/ William A. Payne	Director	October 5, 2020
William A. Payne

/s/ Wallace H. Peckham, III	Director	October 5, 2020
Wallace H. Peckham, III

/s/ Michael J. Sullivan, Esq.	Director	October 5, 2020
Michael J. Sullivan, Esq.

/s/ Damian W. Wilmot, Esq.	Director	October 5, 2020
Damian W. Wilmot, Esq.